Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports Second Quarter 2023 Results,
Reports Additional Progress Towards Charging Forward 2027

Auburn Hills, Michigan, August 2, 2023 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Charging Forward Update:
•In June, BorgWarner unveiled Charging Forward 2027, which included the following 2027 targets:
◦eProduct sales of over $10 billion,
◦eProducts adjusted operating margin of approximately 7%, and
◦Maintaining double-digit margins for Foundational products.
•BorgWarner agreed to acquire the Electric Hybrid Systems (EHS) segment of Eldor for €75 million at closing with a potential additional amount due subject to an earnout. The acquisition is expected to enhance BorgWarner’s capabilities in engineering compact and efficient 400V and 800V on-board chargers while also bringing innovative and cost-effective, high-frequency DC/DC converter technology to the portfolio.
•BorgWarner has been selected by a major East Asian OEM to supply inverters and eMotors for the automaker’s new electric vehicle platform, scheduled to enter production mid-2025.
•BorgWarner has secured a contract with a global automotive thermal and energy management solutions supplier to deliver high voltage coolant heaters (HVCH) for use on a series of three electric vehicle (EV) platforms for a major OEM, expected to start production in 2025.
•BorgWarner has been selected by a leading Chinese domestic OEM to supply its iDM for advanced hybrid vehicles expected to start production in 2024.
•BorgWarner completed the strategic spin-off of PHINIA on July 3, 2023. This transaction completes the disposition pillar of the Company’s Charging Forward strategy.
•BorgWarner issued its 2023 Sustainability Report: Accelerating Action, highlighting the progress the Company has made toward meeting its environmental stewardship, social responsibility and governance (ESG) objectives and outlining additional goals for 2023 and beyond.
•BorgWarner expects its 2023 eProduct sales to be $2.3 billion to $2.4 billion, up from approximately $1.5 billion in 2022.

Second Quarter Highlights:
•U.S. GAAP net sales of $4,520 million, an increase of 20% compared with second quarter 2022.
◦Excluding the impact of foreign currencies and the acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek and SSE, organic sales were up 21% compared with the second quarter 2022.
◦Pro forma for the spin-off of PHINIA, BorgWarner’s organic sales were $3,671 million, up 22% compared with the second quarter 2022.

•U.S. GAAP net earnings of $0.87 per diluted share.
◦Excluding $(0.48) per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.35 per diluted share.
◦Excluding non-comparable items and pro forma for the spin-off of PHINIA, adjusted net earnings were $1.05 per diluted share.
•U.S. GAAP operating income of $383 million, or 8.5% of net sales.
◦ Excluding $91 million of pretax expenses related to non-comparable items, adjusted operating income was $474 million, or 10.5% of net sales.
◦Excluding non-comparable items and pro forma for the spin-off of PHINIA, adjusted operating income was $369 million, or 10.1% of net sales.
•Net cash generated by operating activities of $280 million.
◦ Free cash flow was positive $38 million.
◦Pro forma for the spin-off of PHINIA and and excluding the one-time spin-off-related cash costs, free cash flow was a usage of $42 million.

Financial Results:
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share and the impact of the spin-off of PHINIA. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Earnings per diluted share	$0.87	$0.91	$1.80	$1.74

Non-comparable items:
Merger, acquisition and divestiture expense, net	0.24	0.04	0.35	0.13
Restructuring expense	0.04	0.11	0.06	0.17
Service and lease agreement termination	0.03	—	0.03	—
Gain on sale of business	(0.02)	—	(0.02)	(0.08)
Gain on sale of asset	(0.02)	—	(0.02)	—
Other non-comparable items	—	0.05	(0.01)	0.05
Unrealized loss (gain) on debt and equity securities	0.18	(0.03)	0.23	0.11
Tax adjustments	0.03	(0.03)	0.02	(0.03)

Adjusted earnings per diluted share	$1.35	$1.05	$2.44	$2.09

PHINIA spin-off	(0.30)	(0.31)	(0.56)	(0.63)

Pro forma adjusted earnings per diluted share	$1.05	$0.74	$1.88	$1.46

Net sales were $4,520 million for the second quarter 2023, an increase of 20% compared with $3,759 million for the second quarter 2022, primarily due to increased demand for the Company’s products and recoveries from the Company’s customers of material cost inflation. Net earnings for the second quarter

2023 were $204 million, or $0.87 per diluted share, compared with net earnings of $216 million, or $0.91 per diluted share, for the second quarter 2022. Pro forma adjusted net earnings per diluted share for the second quarter 2023 were $1.05, up from pro forma adjusted net earnings per diluted share of $0.74 for the second quarter 2022. Pro forma adjusted net earnings for the second quarter 2023 excluded net non-comparable items and the pro forma impact of the PHINIA spin-off of $0.18 per diluted share, while pro forma adjusted net earnings for the second quarter 2022 excluded net non-comparable items and the pro forma impact of the PHINIA spin-off of $(0.17) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in pro forma adjusted net earnings was primarily due to the benefit of higher sales and customer recoveries, partially offset by higher input costs due to inflation.

Full Year 2023 Guidance: The Company has updated full year sales, margin and EPS guidance. Starting in the third quarter of 2023, the Company will no longer consolidate its Fuel Systems and Aftermarket segments, and results of those segments for all periods prior to the PHINIA spin-off will be reflected as discontinued operations. The Company’s guidance and 2022 sales reflect its continuing operations. Net sales for 2023 are expected to be in the range of $14.2 billion to $14.6 billion, compared with 2022 sales of approximately $12.6 billion. This implies a year-over-year increase in organic sales of 13% to 16%. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $35 million primarily due to the weakening of the Chinese Renminbi against the U.S. dollar, partially offset by the strengthening of the Euro against the U.S. dollar. The acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek and SSE are expected to increase year-over-year sales by an aggregate of approximately $75 million.

Operating margin from continuing operations for the full year is expected to be in the range of 7.6% to 8.0%. Excluding the impact of non-comparable items, adjusted operating margin from continuing operations is expected to be in the range of 9.2% to 9.6%. Net earnings from continuing operations are expected to be within a range of $2.58 to $2.75 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings from continuing operations are expected to be within a range of $3.50 to $3.85 per diluted share. Full-year operating cash from continuing operations is expected to be in the range of $1,000 million to $1,150 million, while free cash flow from continuing operations is expected to be in the range of $400 million to $500 million, excluding one-time cash costs associated with the PHINIA spin-off.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2023 results and guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward-Looking Statements: This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act (the “Act”) that are based on management's current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact contained or incorporated by reference in this press release, that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022 (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected, or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include supply disruptions impacting us or our customers, such as the current shortage of semiconductor chips that has impacted original equipment manufacturer (“OEM”) customers and their suppliers, including us; commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors including OEM customers; the challenges associated with rapidly changing technologies, particularly as they relate to electric vehicles, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles sales growth; potential disruptions in the global economy caused by Russia’s invasion of Ukraine; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our recently-completed tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production, both of which are highly cyclical and subject to disruptions; our reliance on major OEM customers; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks noted in reports that we file with the

Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$4,520	$3,759	$8,700	$7,633
Cost of sales	3,652	3,047	7,082	6,171
Gross profit	868	712	1,618	1,462
Gross margin	19.2%	18.9%	18.6%	19.2%

Selling, general and administrative expenses	422	394	806	782
Restructuring expense	12	27	19	42
Other operating expense, net	51	19	70	14
Operating income	383	272	723	624

Equity in affiliates’ earnings, net of tax	(14)	(11)	(18)	(19)
Unrealized loss (gain) on debt and equity securities	54	(11)	69	28
Interest expense, net	12	15	22	30
Other postretirement expense (income)	3	(9)	5	(18)
Earnings before income taxes and noncontrolling interest	328	288	645	603

Provision for income taxes	106	57	193	148
Net earnings	222	231	452	455

Net earnings attributable to noncontrolling interest, net of tax	18	15	31	39
Net earnings attributable to BorgWarner Inc.	$204	$216	$421	$416

Earnings per share attributable to BorgWarner Inc. — diluted	$0.87	$0.91	$1.80	$1.74

Weighted average shares outstanding — diluted	234.4	238.0	234.3	238.5

BorgWarner Inc.
Net Sales by Reportable Segment (Unaudited)*
(in millions)
	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Air Management	$2,027	$1,724	$4,006	$3,492
Drivetrain & Battery Systems	1,118	896	2,073	1,791
Fuel Systems	605	516	1,173	1,107
ePropulsion	567	432	1,054	872
Aftermarket	339	326	669	633
Inter-segment eliminations	(136)	(135)	(275)	(262)
Net sales	$4,520	$3,759	$8,700	$7,633

Segment Adjusted Operating Income (Loss) (Unaudited)*
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Air Management	$307	$244	$592	$495
Drivetrain & Battery Systems	140	113	250	226
Fuel Systems	57	44	105	110
Aftermarket	52	51	97	90
ePropulsion	(19)	(42)	(53)	(59)
Segment Adjusted Operating Income	537	410	991	862
Corporate, including stock-based compensation	63	62	121	125
Merger, acquisition and divestiture expense, net	56	9	86	32
Intangible asset amortization expense	24	27	48	50
Restructuring expense	12	27	19	42
Service and lease agreement termination	9	—	9	—
Gain on sale of business	(5)	—	(5)	(24)
Gain on sale of asset	(6)	—	(6)	—
Other non-comparable items	1	13	(4)	13
Equity in affiliates’ earnings, net of tax	(14)	(11)	(18)	(19)
Unrealized loss (gain) on debt and equity securities	54	(11)	69	28
Interest expense, net	12	15	22	30
Other postretirement expense (income)	3	(9)	5	(18)
Earnings before income taxes and noncontrolling interest	328	288	645	603
Provision for income taxes	106	57	193	148
Net earnings	222	231	452	455
Net earnings attributable to noncontrolling interest, net of tax	18	15	31	39
Net earnings attributable to BorgWarner Inc.	$204	$216	$421	$416
____________________________

*
In the first quarter of 2023, the Company elected to disaggregate the former e-Propulsion & Drivetrain reportable segment into two separate reportable segments of Drivetrain & Battery Systems and ePropulsion. In the first quarter of 2022, the Company announced that the Americas starter and alternator business, previously reported in its former e-Propulsion & Drivetrain segment, would transition to the Aftermarket segment. The Company also announced in 2022 that the canisters and fuel delivery modules business, previously reported in its Air Management segment, would transition to the Fuel Systems segment. Both of these transitions were completed during the second quarter of 2022. Additionally, in the fourth quarter of 2022, the Company moved its battery systems business, previously reported in its Air Management segment, to the e-Propulsion & Drivetrain segment.The reportable segment disclosures have been updated accordingly which included recasting prior period information for the new reporting structures.

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	June 30, 2023	December 31, 2022
ASSETS
Cash, cash equivalents and restricted cash	$848	$1,338
Receivables, net	3,856	3,323
Inventories, net	1,860	1,687
Prepayments and other current assets	312	269
Total current assets	6,876	6,617

Property, plant and equipment, net	4,482	4,365
Other non-current assets	5,959	6,012
Total assets	$17,317	$16,994

LIABILITIES AND EQUITY
Notes payable and other short-term debt	$65	$62
Accounts payable	2,725	2,684
Other current liabilities	1,445	1,490
Total current liabilities	4,235	4,236

Long-term debt	4,191	4,166
Other non-current liabilities	1,110	1,084
Total liabilities	9,536	9,486

Total BorgWarner Inc. stockholders’ equity	7,551	7,224
Noncontrolling interest	230	284
Total equity	7,781	7,508
Total liabilities and equity	$17,317	$16,994

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Six Months Ended June 30,
	2023	2022
OPERATING
Net cash provided by operating activities	$268	$332
INVESTING
Capital expenditures, including tooling outlays	(520)	(331)
Payments for businesses acquired, net of cash acquired	(30)	(157)
Proceeds from settlement of net investment hedges, net	13	28
(Payments) proceeds from investments in debt and equity securities, net	(1)	30
Proceeds from the sale of business, net	—	25
Proceeds from asset disposals and other, net	16	17
Net cash used in investing activities	(522)	(388)

FINANCING
Net increase in notes payable	3	—
Additions to debt	2	2
Repayments of debt, including current portion	(6)	(6)
Payments for purchase of treasury stock	—	(140)
Payments for stock-based compensation items	(25)	(17)
Payments for contingent consideration	(23)	—
Purchase of noncontrolling interest	(15)	(59)
Dividends paid to BorgWarner stockholders	(79)	(82)
Dividends paid to noncontrolling stockholders	(64)	(46)
Net cash used in financing activities	(207)	(348)
Effect of exchange rate changes on cash	(29)	(50)
Net decrease in cash, cash equivalents and restricted cash	(490)	(454)
Cash, cash equivalents and restricted cash at beginning of year	1,338	1,844
Cash, cash equivalents and restricted cash at end of period	$848	$1,390

Supplemental Information (Unaudited)
(in millions)
	Six Months Ended June 30,
	2023	2022
Depreciation and tooling amortization	$321	$315
Intangible asset amortization	$48	$50

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2023 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company's ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and the acquisitions of Santroll’s light vehicle eMotor business, Rhombus Energy Solutions, Drivetek and the electric vehicle solution, smart grid and smart energy businesses of Hubei Surpass Sun Electric.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net sales	$4,520	$3,759	$8,700	$7,633

Operating income	$383	$272	$723	$624
Operating margin	8.5%	7.2%	8.3%	8.2%

Non-comparable items:
Merger, acquisition and divestiture expense, net	$56	$9	$86	$32
Intangible asset amortization expense	24	27	48	50
Restructuring expense	12	27	19	42
Service and lease agreement termination	9	—	9	—
Gain on sale of business	(5)	—	(5)	(24)
Gain on sale of asset	(6)	—	(6)	—
Other non-comparable items	1	13	(4)	13
Adjusted operating income	$474	$348	$870	$737
Adjusted operating margin	10.5%	9.3%	10.0%	9.7%

PHINIA spin-off	(105)	(90)	(193)	(189)

Pro forma adjusted operating income	$369	$258	$677	$548
Pro forma adjusted operating margin	10.1%	8.5%	9.6%	9.0%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2023	2022	2023	2022
Net cash provided by operating activities	$280	$216	$268	$332
Capital expenditures, including tooling outlays	(242)	(154)	(520)	(331)
Free cash flow	$38	$62	$(252)	$1

PHINIA spin-off net cash provided by operating activities	$168	N/A	$84	N/A
PHINIA spin-off capital expenditures, including tooling outlays	$(41)	N/A	$(69)	N/A
One-time cash costs for spin-off transaction	$(47)	N/A	$(60)	N/A

Pro forma free cash flow excluding one-time cash costs for spin-off transaction	$(42)	N/A	$(207)	N/A

Second Quarter 2023 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2022 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q2 2023 Net Sales	Organic Net Sales Change %
Air Management	$1,724	$(8)	$13	$298	$2,027	17.3%
Drivetrain & Battery Systems	896	(11)	—	233	1,118	26.0%
Fuel Systems	516	(4)	—	93	605	18.0%
ePropulsion	432	(14)	5	144	567	33.3%
Aftermarket	326	1	—	12	339	3.7%
Inter-segment eliminations	(135)	—	—	(1)	(136)	—
Net sales	$3,759	$(36)	$18	$779	$4,520	20.7%

Year to Date 2023 Organic Net Sales Change (Unaudited)
(in millions)	Q2 2022 YTD Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q2 2023 YTD Net Sales	Organic Net Sales Change %
Air Management	$3,492	$(89)	$15	$588	$4,006	16.8%
Drivetrain & Battery Systems	1,791	(43)	—	325	2,073	18.1%
Fuel Systems	1,107	(28)	—	69	1,173	6.2%
ePropulsion	872	(33)	25	190	1,054	21.8%
Aftermarket	633	(5)	—	41	669	6.5%
Inter-segment eliminations	(262)	—	—	(13)	(275)	—
Net sales	$7,633	$(198)	$40	$1,200	$8,700	16.0%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low		High
Net sales	$14,200		$14,600

Operating income	1,086	1,161	1,161
Operating margin	7.6%		8.0%

Non-comparable items:
Intangible asset amortization expense	$95		$95
Merger, acquisition and divestiture expense, net	90		100
Restructuring expense	40		50
Service and lease agreement termination	9		9
Gain on sale of business	(5)		(5)
Gain on sale of asset	(6)		(6)
Other non-comparable items	(4)		(4)
Adjusted operating income	$1,305		$1,400
Adjusted operating margin	9.2%		9.6%

Adjusted Earnings Per Diluted Share Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2023 Guidance
	Low	High
Earnings per Diluted Share from Continuing Operations	$2.58	$2.75

Non-comparable items:
Merger, acquisition and divestiture expense, net	0.56	0.70
Restructuring expense	0.13	0.17
Unrealized loss on debt and equity securities	0.23	0.23
Service and lease agreement termination	0.03	0.03
Gain on sale of business	(0.02)	(0.02)
Gain on sale of asset	(0.02)	(0.02)
Other non-comparable items	(0.01)	(0.01)
Tax adjustments	0.02	0.02
Adjusted Earnings per Diluted Share from Continuing Operations	$3.50	$3.85

Free Cash Flow Guidance Reconciliation From Continuing Operations (Unaudited)
	Full-Year 2023 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,000	$1,150
Capital expenditures, including tooling outlays	(750)	(800)
Free cash flow	$250	$350
One-time cash costs for spin-off transaction	150	150
Free cash flow excluding one-time cash costs for spin-off transaction	$400	$500

Full Year 2023 Organic Net Sales Change Guidance Reconciliation From Continuing Operations (Unaudited)
(in millions)	FY 2022 Net Sales	Disposition Impact	FY 2022 Pro Forma Net Sales	FX	FY 2023 Acquisition Impact	Organic Net Sales Change	FY 2023 Net Sales	Organic Net Sales Change %
Low	$15,801	$(3,234)	$12,567	$(35)	$75	$1,593	$14,200	12.7%
High	$15,801	$(3,234)	$12,567	$(35)	$75	$1,993	$14,600	15.9%

BorgWarner Excluding PHINIA Spin-Off
Pro Forma Historical Information

On July 3, 2023, BorgWarner completed the previously announced spin-off of its Fuel Systems and Aftermarket segments in a transaction intended to qualify as tax-free to the Company’s stockholders for U.S. federal income tax purposes, which was accomplished by the distribution of 100% of the outstanding common stock of PHINIA, Inc. (“PHINIA”) to holders of record of common stock of the Company on a pro rata basis. For informational purposes only, in the following tables, the Company provides unaudited pro forma financial information as if the Spin-Off had occurred on January 1, 2022, in that they reflect the removal of PHINIA results for all periods presented.

BorgWarner Excluding PHINIA Spin-Off (Unaudited) Pro Forma Information
	2022
(in millions)	Three Months Ended March 31, 2022	Three Months Ended June 30, 2022	Three Months Ended September 30, 2022	Three Months Ended December 31, 2022	Year Ended December 31, 2022
Net Sales
Air Management	$1,768	$1,724	$1,841	$1,796	$7,129
Drivetrain & Battery Systems	895	896	954	991	3,736
ePropulsion	440	432	489	545	1,906
Inter-segment eliminations	(65)	(33)	(51)	(55)	(204)
Net Sales	$3,038	$3,019	$3,233	$3,277	$12,567

Adjusted Operating Income
Air Management	$251	$244	$294	$279	$1,068
Drivetrain & Battery Systems	113	113	101	135	462
ePropulsion	(17)	(42)	(32)	8	(83)
Corporate & Non-Operating	(57)	(57)	(52)	(103)	(269)

Adjusted Operating Income	$290	$258	$311	$319	$1,178
Adjusted Operating Margin	9.5%	8.5%	9.6%	9.7%	9.4%

Equity in affiliates’ earnings, net of tax	4	9	7	7	27
Intangible amortization	(16)	(20)	(17)	(17)	(70)
Other postretirement income (expense)	1	1	—	(3)	(1)
Interest expense, net	(14)	(13)	(11)	(9)	(47)
Provision for income taxes	(68)	(44)	(75)	(64)	(251)
Net earnings attributable to noncontrolling interest, net of tax	(23)	(16)	(19)	(24)	(82)

Net earnings attributable to BorgWarner Inc.	$174	$175	$196	$209	$754

Weighted average shares outstanding	236.8	236.8	236.8	236.8	236.8

Pro forma adjusted earnings per diluted share	$0.73	$0.74	$0.83	$0.88	$3.18

PHINIA Spin-Off	$0.32	$0.31	$0.41	$0.38	$1.42
Other non-comparable items	(0.21)	(0.14)	(0.08)	(0.17)	(0.61)
Earnings per diluted share - GAAP	$0.84	$0.91	$1.16	$1.09	$3.99

BorgWarner Excluding PHINIA Spin-Off (Unaudited) Pro Forma Information
	2023
(in millions)	Three Months Ended March 31, 2023	Three Months Ended June 30, 2023
Net Sales
Air Management	$1,979	$2,027
Drivetrain & Battery Systems	955	1,118
ePropulsion	487	567
Inter-segment eliminations	(40)	(41)
Net Sales	$3,381	$3,671

Adjusted Operating Income
Air Management	$285	$307
Drivetrain & Battery Systems	110	140
ePropulsion	(34)	(19)
Corporate & Non-Operating	(53)	(59)

Adjusted Operating Income	$308	$369
Adjusted Operating Margin	9.1%	10.1%

Equity in affiliates’ earnings, net of tax	2	12
Intangible amortization	(18)	(17)
Other postretirement expense	(2)	(3)
Interest expense, net	(7)	(10)
Provision for income taxes	(74)	(89)
Net earnings attributable to noncontrolling interest, net of tax	(14)	(17)

Net earnings attributable to BorgWarner Inc.	$195	$245

Weighted average shares outstanding	234.3	234.3

Pro forma adjusted earnings per diluted share	$0.83	$1.05

PHINIA Spin-Off	$0.26	$0.30
Other non-comparable items	(0.16)	(0.48)
Earnings per diluted share - GAAP	$0.93	$0.87